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                                  EXHIBIT 5(a)
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                                                                  (614) 464-6400

                                  May 15, 1998

Cortland Bancorp.
194 West Main Street
Cortland, Ohio 44410

Ladies and Gentlemen:

                  We have acted as special counsel for Cortland Bancorp., an Ohio corporation (the "Corporation"), in connection with the proposed issuance and sale of shares of common stock of the Corporation, no par value (the "Common Shares"), pursuant to The Cortland Savings and Banking Company 401(k) Plan (the "Plan") as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on May 15, 1998. The purpose of the Registration Statement is to register 250,000 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Corporation's Amended Articles; (c) the Corporation's Amended Regulations; and
(d) a certificate of good standing with respect to the Corporation by the Secretary of State of Ohio dated May 14, 1998. We have also relied upon such other certificates and representations of the Corporation and officers of the Corporation and such authorities of law as we have deemed relevant as a basis for this opinion.

                  In our examinations and in rendering this opinion, we have assumed, without independent investigation or examination, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, specimen, confirmed copies or drafts, and the authenticity of such originals of such latter documents; (b) the due completion, execution and acknowledgement as indicated thereon and delivery of all documents and instruments; and (c) compliance with applicable state securities laws.

                  We have relied solely upon the examinations and inquiries related herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

                  Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof we are of the opinion that, after the 250,000 Common Shares of the Corporation shall have been issued by the Corporation upon payment


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therefor in the manner provided in the Plan and in the Registration Statement
(when it becomes effective), such Common Shares issued will be validly issued, fully paid and non-assessable.

                  This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Corporation in connection with the offering of the Common Shares and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

                  Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of us in the Registration Statement under the caption "Experts".

                           Very truly yours,

                           /s/ Vorys, Sater Seymour and Pease LLP
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                           VORYS, SATER, SEYMOUR AND PEASE LLP


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